Territorial Exclusivity Agreement

This Exclusivity Agreement (this "Agreement") is made effective as of April 01, 2015, between Global Reach Communications LLC, of 1017 Riverscape Street, Bradenton, Florida 34208 ("Seller"), and Hammer Fiber Optic Investments Ltd, of 714 East Main St, Suite 1B, Moorestown, New Jersey 08057 ("Buyer").

Whereas, Buyer and Seller desire to enter into an exclusive agreement with regard to the purchase and sale of AIRBOX [FIBER-THROUGH-THE-AIR] Base Stations and Customer Premise Equipment, hereinafter called "AIRBOX" and/or "the Product" or "Products"; and

Whereas, Buyer and the Seller ["Hereinafter the "Parties"] are entering into this Agreement in good faith and are relying on its terms;

Now, therefore, for and in consideration of the mutual covenants contained in this agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. EXCLUSIVITY.

1.1. Exclusivity Period shall mean the period starting at April 01, 2015 and ending on March 31, 2018 subject to renewal rights pursuant to Section 1. During the Exclusivity Period, the Buyer will not directly or indirectly, through any employee, agent, or otherwise, and will not permit any of its agents to solicit, initiate or encourage, any offers or proposals relating to the purchase of the above mentioned Product.

1.2. Buyer and Seller agree that during the Exclusivity Period, Buyer shall purchase AIRBOX exclusively from Seller and not from any other vendor. The Seller hereby gives the Buyer the exclusive right to sell the product in the Territory pursuant to Section 2.

2. ITEMS PURCHASED AND PRICE.

Seller agrees to exclusively sell, and Buyer agrees to exclusively buy, the AIRBOX products in accordance with the terms and conditions of this Agreement

3. RESALE PRICE.

The Seller hereby gives the Buyer the exclusive right to sell the AIRBOX at the Purchase price which shall be revised from time-to-time or at any price and upon such different terms as may be accepted by the Seller as negotiated by the Purchaser.

4. PRODUCT STANDARDS.

4.1. The Purchaser shall during the term of this Agreement diligently and faithfully serve the Seller in the Territory and shall use its best endeavors to improve the goodwill of AIRBOX products in the Territory and increase the sales of the Products therein.

4.2. The Purchaser will meet the minimum sales criteria set out in Section 1 of this Agreement in respect of the Milestones specified in that Section. At least one month before the end of the preceding Milestone and of each subsequent twelve calendar month period during the term of this Agreement the Parties

will, in good faith enter into negotiations so as to agree minimum sales criteria for the Products in the Territory in relation to any additional Milestones. If such minimum criteria are not agreed by the end of any such Milestone, the minimum sales criteria for the preceding Milestone will apply to the succeeding Milestone pursuant to Section 2.

4.3. Purchaser will provide Seller with regular quarterly reports, incl. presales, sales and after sales marketing activities, overall market situation and analysis of projects, regulatory information, competition and other relevant information as required by Seller.

4.4. Purchaser shall employ a sufficient number of experienced and competent sales, marketing and technical personnel to promote and support actively the sale and servicing of the AIRBOX Products in the Territory.

4.5. Purchaser shall demonstrate and exhibit the Products wherever appropriate in the Territory and attend as an exhibitor all exhibitions that are relevant to the Products unless it can demonstrate to the Seller's satisfaction that it would not be prudent to do so.

4.6. Purchaser will when requested obtain the prior written approval of the Seller relating to the content of all advertisements and publicity material for the Products in the Territory. The costs of all advertising and sales promotion activities relating to the Products in the Territory shall unless otherwise agreed by the Seller in writing be borne by the Purchaser.

4.7. The Buyer shall provide the Seller every 6 months with sale forecasts for at least 12 forthcoming months, containing estimates of the Buyers requirements for the Products (products, quantity, frequency, planned delivery dates, etc.).

4.8. The Buyer shall (unless otherwise agreed in writing with the Seller) provide at its own expense in relation to any sale by it of the Products in the Territory, a warranty comparable to the Warranty provided herein by the Seller and evidence thereof shall be available to the Seller upon request.

4.9. The Purchaser shall not in any way modify the Products (or any part thereof) except as may be agreed in writing beforehand with the Seller.

4.10. The Purchaser shall at its own cost comply with all laws, regulations, and other requirements applicable to the sale of the Products in the Territory, and will generally keep the Seller advised from time to time of legal and regulatory requirements in the Territory (including health and safety requirements) relating to the specifications, sales, and labelling of the Products.

5. TITLE/RISK OF LOSS.

Title to and risk of loss of goods shall pass to Buyer upon delivery F.O.B. at Seller's delivery point to an agent of Buyer including a common carrier, notwithstanding any prepayment or allowance of freight by Seller.

6. PAYMENT.

6.1. Payment shall be made by direct deposit to the Seller as follows:

Bank Account
Address
Number

6.2. Payment(s) by the Buyer for the Products shall be performed in one of the following manners:

6.2.1. As 100% advance payment to be received by the Seller on or before 15 days from the date of the relevant Buyer's Order in which case a discount will be applicable.

6.2.2. As 50% advance payment within 15 days from the date of the relevant Purchase Order. The balance of the 50 % will be paid by irrevocable Letter of Credit (L/C) with a due date being no later than 30 days after delivery.

6.2.3. An L/C has to be issued on or before 15 days from the date of the relevant Purchase Order.

7. DISCOUNT

A 2% percent discount of the total Sellers invoice is applicable if paid within 15 days pursuant to clause 6.2.1.

8. DELIVERY.

8.1. Due to the proprietary nature of the AIRBOX product, the Seller will use its best endeavors to meet delivery dates for Products ordered by the Buyer but the time and dates for delivery of the Products to the Buyer will be based on reasonable business estimates only and time will not be of the essence in relation to any order for Products.

8.2. Unless otherwise agreed, shipment of Products will be "ex-works" (Incoterms) Global Reach manufacturers premises.

8.3. The Buyer shall be responsible for all costs of insurance, packaging and freight relating to Products purchased as well as all duties, taxes and other charges payable in relation to the importation of AIRBOX Products.

8.4. All Products ordered by the Buyer will be dispatched at the Buyers risk but the property in the Products will not pass to the Buyer (despite delivery) until payment in full has been made to the Seller for the price of the Products.

9. PAYMENT OF TAXES.

Buyer agrees to pay all taxes of every description, federal, state, and municipal, that arise as a result of any purchase of the product, excluding income taxes.

10. WARRANTIES.

10.1. Seller warrants that the Goods shall be free of substantive defects in material and workmanship. Any parts or components in Products supplied to the Buyer under this Agreement which are within twelve months of delivery, or fifteen months from the date of dispatch of the Products to the Buyer, [whichever is the earlier] found to be defective in materials or workmanship, will be repaired or replaced by the Seller, provided that the Products have not been damaged or improperly installed or operated by unauthorized personnel.

10.2. Seller makes no warranties, expressed or implied, except as specifically stated above.

10.3. SUCH WARRANTIES, IF ANY, ARE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SELLER SHALL IN NO EVENT BE LIABLE

FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY NATURE, EVEN IF SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.4. Seller agrees to indemnify, hold harmless, and protect Buyer, its affiliates, successors, assignees, customers, and users from any and all claims, demands, suits at law or equity, and all expenses including attorneys' fees, involving infringement or alleged infringement of any patent, trademark, or copyright resulting from the purchase, use, or sale of the Goods.

11. INDEMNIFICATION.

Buyer agrees to indemnify and hold harmless Seller, any of its affiliates, successors, assignees, employees, and associates or each of them against and from any and all claims arising from or relating to the legal theory of product liability, including, without limitation, claims based on alleged defects in the design, manufacture, or packing of Goods purchased under this Agreement.

12. INSPECTION.

Buyer, upon receiving possession of the Goods, shall have a reasonable opportunity to inspect the Goods to determine if the Goods conform to the requirements of this Agreement. If Buyer, in good faith, determines that all or a portion of the Goods are non- conforming, Buyer may return the Goods to Seller at Seller's expense. Buyer must provide written notice to Seller of the reason for rejecting the Goods. Seller will have 90 days from the return of the Goods to remedy such defects under the terms of this Agreement.

13. DEFAULT.

The occurrence of any of the following shall constitute a material default under this Agreement:

13.1. The failure to make a required payment when due.

13.2. The insolvency or bankruptcy of either party.

13.3. The subjection of any of either party's property to any levy, seizure, general assignment for the benefit of creditors, application or sale for or by any creditor or government agency.

14. FORCE MAJEURE.

14.1. If performance of this Agreement or any obligation under this Agreement is prevented, restricted, or interfered with by causes beyond either party's reasonable control ("Force Majeure"), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event. The term Force Majeure shall include, without limitation, acts of God, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots, or wars.

14.2. The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such

causes are removed or ceased. An act or omission shall be deemed within the reasonable control of a party if committed, omitted, or caused by such party, or its employees, officers, agents, or affiliates.

15. ARBITRATION.

15.1. Any controversies or disputes arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. Information about the American Arbitration Association, and how to commence arbitration before it, is available atwww.adr.org or by calling 1-800-778-7879. The parties shall select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Agreement. In the event the parties are unable to agree to such a selection, each party will select an arbitrator and the two arbitrators in turn shall select a third arbitrator, all three of whom shall preside jointly over the matter. The arbitration shall take place at a location that is reasonably centrally located between the parties, or otherwise mutually agreed upon by the parties. All documents, materials, and information in the possession of each party that are in any way relevant to the dispute shall be made available to the other party for review and copying no later than 30 days after the notice of arbitration is served.

15.2. The arbitrator(s) shall not have the authority to modify any provision of this Agreement or to award punitive damages. The arbitrator(s) shall have the power to issue mandatory orders and restraint orders in connection with the arbitration. The decision rendered by the arbitrator(s) shall be final and binding on the parties, and judgment may be entered in conformity with the decision in any court having jurisdiction. The agreement to arbitration shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceeding, the parties shall continue to perform their respective obligations under this Agreement.

16. CLASS ACTION WAIVER.

ANY OF THE ABOVE ARBITRATION PROCEEDINGS SHALL BE RESOLVED ON A SOLELY INDIVIDUAL BASIS. THE BUYER SHALL NOT SEEK TO HAVE ANY DISPUTE AGAINST THE SELLER RESOLVED UNDER A CLASS ACTION, REPRESENTATIVE ACTION, COLLECTIVE ACTION, PRIVATE ATTORNEY-GENERAL ACTION, OR ANY OTHER PROCEEDING WHERE THE BUYER ACTS OR PROPOSES TO ACT IN A REPRESENTATIVE CAPACITY. THE BUYER FURTHER AGREES THAT NO ARBITRATION OR PROCEEDING AGAINST THE SELLER SHALL BE JOINED, CONSOLIDATED, OR COMBINED WITH ANOTHER ARBITRATION OR PROCEEDING.

17. CONFIDENTIALITY.

Both parties acknowledge that during the course of this Agreement, each may obtain confidential information regarding the other party's business. Both parties agree to treat all such information and the terms of this Agreement as confidential and to take all reasonable precautions against disclosure of such information to unauthorized third parties during and after the term of this Agreement. Upon request by an owner, all documents relating to the confidential information will be returned to such owner.

18. MUTUAL NON-DISPARAGEMENT.

Both parties agree that they will not make or repeat any derogatory, disparaging or critical negative statements about the other party, or any person associated with or representing the other party, for the duration of the Exclusivity Period plus one year immediately following the Exclusivity Period, unless ordered to do so by a court of competent jurisdiction or otherwise required by law. This clause shall include, but not be limited to, any third- party media outlet, website or forum. Any and each violation of this non-disparagement provision shall constitute a breach of the Agreement by the disparaging party and entitle the disparaged party to bring a legal action for appropriate relief in equity, including damages.

19. NOTICES.

Any notice or communication required or permitted under this Agreement shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the addresses listed above or to such other address as one party may have furnished to the other in writing. The notice shall be deemed received when delivered or signed for, or on the third day after mailing if not signed for.

20. ASSIGNMENT.

Neither party may assign or transfer this Agreement without prior written consent of the other party, which consent shall not be unreasonably withheld.

21. REMEDIES ON DEFAULT.

21.1. The parties acknowledge and agree that, Seller is entitled to equitable remedies including injunction and specific performance for the breach of any provisions of this agreement. In addition to any and all other rights available according to law, if either party defaults by failing to substantially perform any material provision, term or condition of this Agreement (including without limitation the failure to make a monetary payment when due), the other party may elect to cancel this Agreement if the default is not cured within 90 days after providing written notice to the defaulting party. The notice shall describe with sufficient detail the nature of the default.

21.2. The parties acknowledge and further agree that, Seller is entitled to equitable remedies including injunction and specific performance for the breach of any provisions of this agreement.

22. LIMITATION OF LIABILITY.

Notwithstanding the above remedies, the parties have discussed the risks and rewards associated with this Agreement and agree to allocate certain of the risks so that one contracting party's total aggregate liability to the other contracting party will not exceed the "Total Value" of any outstanding orders of the AIRBOX products for any and all injuries, damages, claims, losses, expenses or claimed expenses (including attorneys' and expert witnesses' fees) arising out of this Agreement from any cause or causes, regardless of any warranties or indemnifications to the contrary in this Agreement. Such causes include, but are not limited to, either contracting party's negligence, errors, omissions, strict liability, breach of contract, or breach of warranty.

23. ENTIRE AGREEMENT.

This Agreement contains the entire agreement of the parties regarding the subject matter of this Agreement, and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

24. AMENDMENT.

This Agreement may be modified or amended if the amendment is made in writing and signed by both parties.

25. SEVERABILITY.

If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

26. ASSIGNMENT OF RIGHTS.

The rights of each party under this Agreement are personal to that party and may not be assigned or transferred to any other person, firm, corporation, or other entity without the prior, express, and written consent of the other party.

27. WAIVER OF CONTRACTUAL RIGHT.

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

28. APPLICABLE LAW.

This Agreement shall be governed by the laws of the State of Florida.

29. ATTORNEY'S FEES.

In the event that any lawsuit is filed in relation to this Agreement, the unsuccessful party in the action shall pay to the successful party, in addition to any other remedy or compensation, the successful party's attorney's fees and costs, including fees of expert witnesses. The awarding of attorney's fees or expert witness's fees may not cause any award to exceed the Limitation of Liability value set above.

30. SIGNATURES.

This Agreement shall be executed on behalf of Hammer Fiber Optic Investments Ltd by Mark Stogdill, its CEO, and on behalf of Global Reach Communications LLC by Michael P. Cothill, its CEO.

Buyer:
Hammer Fiber Optic Investments Ltd

By: Mark Stogdill CEO

Seller:
Global Reach Communications LLC

By: Michael P. Cothill CEO


GLOBAL REACH COMMUNICATIONS LLC
CORPORATE
SEAL
2007
DELAWARE STATE

SECTION 1

EXCLUSIVITY RENEWAL RIGHTS

1. The Purchaser shall not without prior written consent by the Seller, directly or indirectly sell or in any other way supply the Products outside the Territory.

2. The Purchaser shall have the automatic annual right of renewal of exclusivity rights following the minimum sales performance as follows:

   2.1. Within a 12 calendar month period following the first delivery and installation of the AIRBOX equipment in the State of New Jersey, the Buyer shall place orders at a minimum value of USD$2,000,000. This being the First Milestone of Exclusivity

   2.2. Within a 12 calendar month period following the First Milestone of Exclusivity, the Buyer shall purchase a minimum of USD$3,000,000 of AIRBOX equipment. This being the Second Milestone of Exclusivity.

   2.3. Following the expiration of the Second Milestone, Buyer shall maintain an annual minimum purchase of USD$1,000,000 of AIRBOX equipment.

SECTION 2

EXCLUSIVE TERRITORIAL RIGHTS

The "Territory" as defined herein shall be the entire borders of the State of New Jersey.

1. The Buyer shall enjoy exclusive rights as well as automatic renewal exclusive rights to sell and deploy the AIRBOX equipment in the Territory pursuant to the terms and conditions of SECTION 1.

2. The Seller shall forward all enquiries for the purchase of AIRBOX equipment by all third parties to the Buyer during the term of the awarded exclusive rights pursuant to Section 1 and Section 2.

3. Seller shall provide the Buyer with reasonable rights to rectify Milestones that have not been met pursuant to Clause and Sub-Clauses 14 and shall not act unreasonably to remove exclusive rights to the Territory subject to an acceptable justification of the rectification of any Milestones not achieved.

4. Seller shall notify Buyer in writing of any non-compliance with the terms of Section 2 and shall afford Buyer a minimum of 90 days to rectify or justify protection under the Terms and Conditions of Section 2.

5. In the event Buyer is unable to comply with the terms and conditions of Section 2, Buyer shall not lose their right to purchase AIRBOX products directly from the Seller but shall lose their EXCLUSIVE rights to sell products within the Territory.